EXHIBIT 10.1

Mathews & Mann, LLC
                                       1660 E. Tradewind Ct., Gilbert, AZ 85234

Force Fuels, Inc.	Date: August 22, 2011
4630 Campus Dr., Suite 110
Newport Beach, CA 92660

Attn: Tom Hemingway

RE: Engagement Letter for Services

Dear Mr. Hemingway,

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide to Force Fuels, Inc. (the “Company”).

1.           Services. The following services will be performed:

•	Draft Quarterly and Annual reports as needed.
•	Coordinate with auditors on quarterly reviews and annual audits.
•	File documents with the SEC (10-Q's, 10-K's, Form 4's, etc.) as needed.
•	Draft business budgets, forecasts, and worksheets as needed.
•	Strategize with management on business plans

1.           Compensation. In consideration of the Services, the Company agrees to grant 100,000 shares of the Company’s common stock and pay $2,100 per month for the services listed in Section 1. Additional services will be performed as mutually agreed upon to before the services are performed at a rate of $100 per hour.

3.           Independent Contractor. Consultant is an independent contractor. Consultant will have the right to control and direct the means, manner, and method by which the Services will be performed. Consultant will furnish all equipment and materials required to provide the Services, except to the extent that Consultant’s work needs to be or is best performed on or with the Company’s equipment and/or materials. Consultant will have the right to perform consulting services for others during the term of this Agreement.

5.           Intellectual Property. Consultant agrees that all documents and deliverables created in whole or in part by Consultant in the course of the performance of the Services (collectively, the “Work Materials”) shall be treated as if they were “works for hire” for the Company. All ownership and control of the above Work Materials, including any copyright, patent rights and all other intellectual-property rights herein, shall vest exclusively with the Company.

6.           Confidentiality; Return of Materials. Consultant acknowledges and agrees that during the term of this Agreement Consultant may have access to various trade secrets and confidential business information (“Confidential Information”) of the Company or the Company’s subsidiaries, officers, directors or employees. Consultant agrees that Consultant shall use such Confidential Information solely in connection with Consultant’s obligations under this Agreement and shall maintain in strictest confidence and shall not disclose or use any such Confidential Information, except in furtherance of the performance of the Services, in any other way during the term of this Agreement or at any time thereafter.

7.           Term. This Agreement is effective on the date first written above and will continue from month to month thereafter. This Agreement may be terminated by either party at will; provided however in the event that this Agreement is terminated by the Company without good cause (as hereinafter defined), then in that event the Company shall give Consultant five (5) days prior notice of the Company’s intent to terminate and will upon the effective date of such termination pay any and all then outstanding invoices for Services rendered, together with any outstanding expenses owing to Consultant hereunder. Good Cause as used in the preceding sentence hereof shall mean any material breach of this agreement by Consultant after written notice to Consultant.

8.           General. This Agreement contains the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. The Agreement may be modified only in a writing executed by both parties. The waiver or failure of either party to exercise in any respect any right shall not be deemed a waiver of any rights under this Agreement, at law or in equity. This Agreement does not create a joint-venture, partnership or employment relationship. Consultant will not have the authority to enter into contracts on the Company’s behalf. This Agreement will be governed and interpreted in accordance with the laws of the State of Arizona, without regard to its conflicts-of-law principles.

IN WITNESS WHEREOF, the undersigned have set their hands to this Engagement Letter to be effective as of the date first written above.

COMPANY:	CONSULTANT:
Force Fuels, Inc.	Mathews & Mann, LLC

/S/	/S/
Tom Hemingway	Charles B. Mathews